For Immediate Release
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Relations Contact: Joanne Brigandi x4240
August 26, 2005

SJI Declares Quarterly Dividend

[Folsom, NJ] -South Jersey Industries (NYSE: SJI) today declared its regular dividend of $0.2125 for the third quarter of 2005. The dividend is payable October 4, 2005 to shareholders of record at the close of business September 9, 2005. The amount of the dividend declared reflects the effect of our 2 for 1 stock split completed in June, 2005. This is SJI’s 54th consecutive year of paying dividends, reflecting the company’s commitment to a consistent, sustainable dividend.

South Jersey Industries is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group, Marina Energy and South Jersey Energy Service Plus. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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